EXHIBIT 99.1

Cellegy Renegotiates Rectogesic® EU License and Distribution Agreement with ProStrakan Group plc

Huntingdon Valley, PA - November 10, 2005 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that it has renegotiated the EU License and Distribution Agreement for its product, Rectogesic®, with its licensee, ProStrakan Group plc. Rectogesic is a 0.4% topical nitroglycerin ointment indicated for the relief of pain associated with chronic anal fissures. In September 2004, the product was approved by the UK Medicines and Healthcare Products Regulatory Agency (MHRA) for sale in the UK.

Under the terms of the amended agreement, ProStrakan will assume responsibility for all manufacturing and other product support functions and will purchase the product directly from the manufacturer rather than purchasing from Cellegy under the terms of the original agreement. In return, Cellegy will receive a payment of $2 million and may receive future milestone payments of up to $ 750,000 upon approval of the product in certain major European countries. Cellegy will benefit from reduced infrastructure costs by having its partner take over manufacturing responsibilities.

In December 2004, Cellegy and ProStrakan entered into an exclusive license agreement for the commercialization of Rectogesic® (branded Cellegesic™ in the United States) in Europe. In May 2005, the product was launched in the United Kingdom, by ProStrakan. ProStrakan will be applying for further approvals of Cellegesic throughout the EU, under the Mutual Recognition Procedure.

About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention and gastrointestinal disorders. In October 2004, Cellegy acquired Biosyn, Inc., a privately held biopharmaceutical company in Huntingdon Valley, Pennsylvania. The addition of Biosyn, a leader in the development of novel microbicide gel products for contraception and the reduction in transmission of HIV in women, expands Cellegy’s near term product pipeline and complements Cellegy’s women’s health care focus. Cellegy believes that Savvy® (C31G vaginal gel), currently undergoing Phase 3 clinical studies in the United States and Africa, is one of the most clinically advanced products in development for the reduction in transmission of HIV.

FortigelTM (testosterone gel), branded Tostrex® outside the United States, is marketed in Sweden for the treatment of male hypogonadism also by ProStrakan. Approvals of Rectogesic and Tostrex by the other member states of the European Union are being sought through the Mutual Recognition Procedure. Cellegesic, for the treatment of anal fissures, was the subject of an FDA Not Approvable letter in December 2004, was resubmitted to the FDA in April 2005 and is currently under review at the FDA.

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Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; and the need and ability to complete corporate partnerships and additional financings. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.:
Richard C. Williams
Chairman and Interim CEO
(650) 616-2200

Robert J. Caso
Vice President, Finance & CFO
(215) 914-0900 Ext. 603
www.cellegy.com

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